Exhibit 10.224

SETTLEMENT AND RELEASE AGREEMENT

This SETTLEMENT AGREEMENT AND RELEASE (the “Release Agreement”) is entered into this 13th day of March 2020 by and between Twinlab Consolidated Holdings, Inc., a Nevada corporation (“Twinlab”), and 2014 Huntington Holdings, LLC, a Delaware limited liability company (“Huntington”).

RECITALS

WHEREAS, Twinlab issued to Huntington an Unsecured Promissory Note, dated June 2, 2017, in the principal amount of $3,200,000 the (“Promissory Note”);

WHEREAS, Twinlab and Huntington entered into a first amendment to the Promissory Note, dated June 13, 2017, restructuring payments due under the Promissory Note;

WHEREAS, Twinlab failed to make the $747,737.85 payment due under the Promissory Note, as amended, on or before August 3, 2019;

WHEREAS, on August 19, 2019, Huntington sent a Notice of Default to Twinlab noticing Twinlab of Huntington’s intent to exercise its rights and remedies to accelerate payment of all amounts due under the Promissory Note, as amended;

WHEREAS, the parties have been in negotiations regarding settlement of payment of the Promissory Note, as amended;

WHEREAS, Twinlab agrees to pay to Huntington, and Huntington agrees to accept from Twinlab, payment per the terms of Paragraph 1 herein in complete satisfaction of the total due Huntington under the Promissory Note, as amended (the “Owed Amounts”).

NOW, THEREFORE, in consideration of the mutual promises and covenants mutually set forth in this Release Agreement and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged by the parties, Twinlab and Huntington agree as follows:

AGREEMENT

1.     Payment to Huntington and Satisfaction of the Owed Amounts. Twinlab shall pay to Huntington the sum of $2,350,000 (the “Settlement Payment”) in U.S. funds. The Settlement Payment shall be paid by check in one payment, sent by overnight courier to the address Huntington indicates below, on or before March 18, 2020.

The parties acknowledge that upon the execution of this Release Agreement and the payment of the Settlement Payment by Twinlab, Twinlab shall have satisfied its obligations in full and shall owe no other amounts to Huntington arising out of the Promissory Note, as amended.

2.     Mutual Release. Subject to the terms and conditions of this Release Agreement, each party, on behalf of itself, and each of its respective successors and assigns, hereby releases, acquits, forever discharges and agrees not to sue the other party, its past or present officers, directors, employees, members, affiliates, parent and subsidiary corporations, successors in interests, predecessors in interests and assigns, from any and all claims, suits, demands, controversies, actions, causes of action, obligations, liabilities, losses, penalties, costs, expenses, attorney’s fees and damages of whatever character, nature or kind, in law or equity, regulation or common law, whether asserted or unasserted, known or unknown, which as of the date hereof either party has ever had or claims to have against the other party, or any member thereof.

Each party acknowledges that such party waives any rights it has under any law or statute to the full extent that it may lawfully waive such rights pertaining to this general release of claims, and affirms that such party is releasing all known and unknown claims that it has or may have against the other party.

3.     Confidentiality of Settlement and Release of Claims. The parties agree that neither they nor their respective counsel will make any public announcement, press release or publication concerning the existence of and terms of this Release Agreement, including the amount of consideration paid in connection here with. Further, the parties agree that this Release Agreement is for settlement purposes only, and each party agrees not to offer it or its terms and conditions as evidence into court in litigation between the parties, except in the case of a breach of the terms of this Release Agreement.

4.     Non-Disparagement. Each party agrees that such party will not, at any time in the future, make any critical or disparaging statements about the other party unless such statements are made truthfully in response to a subpoena or other legal process.

5.     Construction; Governing Law; Venue. This Release Agreement shall be construed and enforced according to, and governed by, the laws of the State of Florida. The venue for any action to enforce this Release Agreement shall be in a state or federal court of competent jurisdiction in Palm Beach County, Florida. This Release Agreement has been drafted jointly by the parties following negotiations between them, are fully understood and voluntarily accepted by them and that they enter into this Release Agreement as a matter of their own free will. It shall be construed according to its terms and not for or against any party.

6.     Headings. The paragraph headings contained in this Release Agreement are provided for convenience only and shall not be considered in the interpretation and construction of this Release Agreement.

7.     Authority. Each party represents and warrants that it has the power and authority to enter into this Release Agreement and to bind itself hereby, and that this Release Agreement, once signed by each party, shall constitute valid and legally binding obligations of such party, enforceable against it in accordance with its terms. Each party has read this Release Agreement and understands its contents.

8.     Successors and Assigns. This Release Agreement shall extend to, inure to the benefit of, and be binding upon the parties hereto and their respective heirs, successors and assigns.

9.     Breach or Default. Nothing in this Release Agreement will be construed so as to impair any legal or equitable right of any party hereto to enforce any of the terms of this Release Agreement by any means, including, without limitation, an action for damages or a suit to obtain specific performance of any or all of the terms of this Release Agreement. In the event of such an action, the prevailing party shall be entitled to all costs of the action, including reasonable attorney’s costs and fees, in addition to any other relief to which such party may be entitled. Any equitable relief obtained hereunder shall not be the exclusive remedy of either, but shall be in addition to any other remedies available at law.

10.    Execution. This Release Agreement may be executed in counterparts that, taken together, shall constitute one and the same agreement. Facsimile or electronically scanned signatures on this Release Agreement shall have the same legal effect and force as original signatures.

11.    Waiver. The failure of either party at any time or times to demand strict performance by the other party of any of the terms or conditions of this Release Agreement shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms and conditions.

12.   Entire Agreement. This Release Agreement constitutes the entire agreement between the parties related in any way to the payment in full of the owed amounts, and supersedes all prior negotiations and agreements, whether written or oral, relating to this Release Agreement. This Release Agreement may not be altered, amended, modified or otherwise changed in any respect except by an instrument in writing and duly executed by authorized representatives of each of the parties hereto.

TWINLAB CONSOLIDATED HOLDINGS, INC.

By:      /s/ Daniel J. DiPofi

Name: Daniel J. DiPofi

Title: Chief Executive Officer

Date:      3/19/2020

2014 HUNTINGTON HOLDINGS, LLC

By:      /s/ Jonathan Greenhut

Name: Jonathan Greenhut

Title: President

Date:   3/19/2020

Address (check will be sent to Huntington at the address provided here):

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